200


                              EMPLOYMENT AGREEMENT
                  BY AND AMONG CARDINAL REALTY SERVICES, INC.,
                           LEAF ASSET MANAGEMENT, INC.
                                       AND
                                  LESLIE B. FOX


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                                      201


                                TABLE OF CONTENTS

                                                                            Page

1.    Employment..............................................................1

2.    Term and Positions......................................................2

3.    Compensation............................................................3

4.    Insurance and Other Benefits............................................9

5.    Payment in the Event of Death or Permanent Disability................. 10

6.    Termination and Further Compensation...................................11

7.    Reimbursement..........................................................13

8.    Covenants and Confidential Information.................................13

9.    Withholding Taxes......................................................15

10.   No Conflicting Agreement...............................................15

11.   Severable Provisions...................................................15

12.   Binding Agreement......................................................15

13.   Arbitration............................................................16

14.   Notices................................................................16

15.   Waiver.................................................................16

16.   CRSI Guaranty..........................................................16

17.   Miscellaneous..........................................................16

18.   Governing Law..........................................................16

19.   Captions and Section Headings..........................................16

20.   Miscellaneous..........................................................17

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 1st day of June, 1997, by and among LEAF Asset Management, Inc., an Ohio corporation to be formed ("Employer"), Cardinal Realty Services, Inc., an Ohio corporation ("CRSI"), and Leslie B. Fox ("Employee").

                                   WITNESSETH:

         WHEREAS, CRSI, Employer and Employee desire to enter into this Agreement to assure Employer of the services of Employee, and Employee's employment for the term set forth herein, and to set forth the rights and duties of the parties hereto.

         NOW,  THEREFORE,   in  consideration  of  the  mutual  promises  herein
contained, the parties agree as follows:

         1.       Employment.

                  (a) Employer hereby employs Employee, and Employee hereby accepts such employment, upon the terms and conditions hereinafter set forth.

                  (b)  During  the term of this  Agreement,  or any  renewal  or extension hereof (for purposes hereof, all references herein to the term of this Agreement shall be deemed to include references to the period of renewal or extension hereof, if any), Employee shall devote her full time to her employment and perform with reasonable diligence such duties as are customarily performed by the Executive Vice President of Investment Management or similar senior executive officer charged with primary responsibility for real estate investment management for a company having the size and structure of CRSI and its subsidiaries (including Employer), together with such other duties as may be reasonably requested from time to time by the Board of Directors of CRSI (the "Board"), the Compensation Committee of the Board (the "Committee") or CRSI's chief executive officer, which duties: shall be consistent with the further covenants set forth in Section 2 of this Agreement, and (ii) shall include the position and responsibilities of Chief Investment Officer of a legal entity to-be- formed by Employer which will make investments in various forms of real estate assets and/or transactions (the "Fund").

                  (c) Employee shall not, without the prior written consent of Employer, directly or indirectly, during the term of this Employment Agreement, other than in the performance of duties naturally inherent in the businesses of CRSI or any subsidiary of CRSI (including Employer) and in furtherance thereof, render services of a business, professional or commercial nature to any other person or firm, for compensation; provided, however, that so long as it does not interfere with her full-time employment hereunder, Employee may attend to her personal outside investments, serve as a director of a corporation which does not compete with CRSI (as provided in Section 8 hereof), and serve as director, trustee or officer of or otherwise participate in educational, welfare, social, religious and civic organizations. Employee may complete the performance of her professional engagements which are pending on the date of this Agreement; provided that any such performance does

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         not interfere with the performance of her employment  duties hereunder.
         For purposes of this Agreement, all references herein to subsidiaries and affiliates of Employer or CRSI shall be deemed to include subsidiaries and affiliates now or hereafter existing.

         2. Term and Positions.

                  (a) Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on June 1, 1997 and shall continue through May 31, 2000 (the "Original Term"). The Original Term may be extended for additional terms of one year each (each, a "Renewal Term") upon the mutual agreement of Employer and Employee.

                  (b) Employee shall, without any compensation in addition to that which is specifically provided in this Agreement, serve in such other offices or positions with any subsidiary or affiliate of CRSI as shall, from time to time, be assigned reasonably by the Board, the Committee or CRSI's chief executive officer (but such office or positions shall be consistent with the duties, offices or positions hereinbefore named as well as the location hereinafter named). It is agreed that in addition to the provisions of Section 4(c) of this Agreement and any other obligations due her hereunder, Employee shall be entitled to the protection of the applicable indemnification provisions of the Articles of Incorporation and Code of Regulations of CRSI, the limited liability company organizational documents of Employer and the corporate or partnership organizational documents of any such subsidiary or affiliate. Employer will use all commercially reasonable efforts to maintain its directors and officers liability insurance for the benefit of, among others, Employee. Employer shall provide Employee, upon request, evidence that such insurance has been obtained, and, if not, what steps Employer plans to take to obtain such coverage. Further, Employer shall continue to employ such efforts until coverage is so obtained. For purposes of this Agreement, the term: (i) "affiliate," when used with reference to any Person, means any entity which, directly or indirectly through one or more intermediaries, is controlled by, under common control with, or which controls, such Person; (ii) "control" means (A) the power to direct the management and policies of the entity in question, directly or indirectly, whether through ownership of voting securities, by contract or otherwise and
         (B) "controlled" and "controlling" have meanings correlative to the foregoing; and (iii) "subsidiary" means, with reference to any Person, any corporation, general or limited partnership, limited liability company, association or other business entity (in each case, a "Person") (A) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partners' or similar managing interests are, at the time any determination is being made, owned, controlled or held, directly or indirectly, by such Person or (B) that, at the time any determination is being made, is otherwise controlled, by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

                  (c) Employee may maintain her permanent residence in the metropolitan area of Denver, Colorado at all times during the term of this Agreement and will not be required to relocate such principal residence in order to perform her duties hereunder. In addition, Employer covenants and agrees with Employee that Employer will maintain an operating

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                                      204


         budget in an amount of not less than $500,000 per year while this Agreement remains in effect.

         3. Compensation.

                  (a) For all services she may render to Employer (and any subsidiary or affiliate of CRSI) during the term of this Agreement, Employer shall pay to Employee base compensation ("Base Compensation") on the following terms:

                           (i) In consideration of Employee's  execution of this
                  Employment   Agreement,   Employer  has  paid  Employee  Sixty
                  Thousand Dollars ($60,000), the receipt of which Employee hereby acknowledges.

                           (ii) For the Original Term and any Renewal Term, Fourteen Thousand Five Hundred Eighty-three and 33/100 Dollars ($14,583.33) per month.

                           (iii) Base  Compensation  payable to  Employee  under
                  this Section 3(a) shall be payable in bi-weekly installments.

                           (iv) Commencing January 1, 1998 Base Compensation may
                  be increased each fiscal year upon appropriate action by the Board or the Committee. If increased, such increased dollar amount shall thereafter constitute "Base Compensation" for all purposes under this Agreement.

                  (b) Employer shall pay to Employee bonus compensation during the term of this Agreement as follows:

                           (i) For  Employer's  1997 fiscal  year,  and for each
                  fiscal year thereafter during which this Employment Agreement remains in effect, Employer will pay to Employee a cash bonus (together with any amounts due under subsections (ii) through (iv), inclusive, below, the "Cash Bonus") determined on the basis of CRSI's aggregate return on equity ("CRSI ROE" as defined in Exhibit "A-1" attached hereto and incorporated herein) from investments in real estate (including interests comprised of receivables) other than through Employer and its affiliates as follows:

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
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                                                      Cash Bonus Expressed as
                                                      Percentage of Base
CRSI ROE                                              Compensation
---------------------------------                     -------------------------

up to 5%                                              0

greater than 5% up to 10%                             ROE multiplied by .25;
                                                      plus, if applicable
                                                      ----

greater than 10% up to 15%                            ROE exceeding 10%
                                                      multiplied by .375;
                                                      plus, if applicable
                                                      ----

greater than 15% up to 20%                            ROE exceeding 15%
                                                      multiplied by .6125;
                                                      plus, if applicable
                                                      ----

greater than 20% to 25%                               ROE exceeding 20%
                                                      multiplied by .75;
                                                      plus, if applicable
                                                      ----

greater than 25%                                      ROE exceeding 25%
                                                      multiplied by 1.0, but not
                                                      to exceed a total of
                                                      15% of Base Compensation

                           Employee's  Cash Bonus due under this  subsection (i)
                  shall  be paid  within  thirty  (30)  days  after  CRSI ROE is calculated from the applicable final audited year end financial statements of CRSI.

                           (ii) In addition  to the Cash  Bonuses  described  in
                  subsection (i) above and subsections (iii) and (iv) below, Employment Agreement remains in effect, Employer will pay to Employee, within thirty (30) days of the end of the respective periods set forth below, a Cash Bonus determined on the basis of the achievement of the following objectives during the first two years of the Original Term:

                                    (A) For the  one-year  period  from  June 1,
                           1997 through May 31, 1998 (the "Initial Year"), Employee shall receive a Cash Bonus on account of her successful efforts in obtaining equity or preferred equity (i.e., "mezzanine") capital contributions (or binding commitments) from parties reasonably acceptable to CRSI and Employer to the Fund (other than the capital contribution to be provided to the Fund by Employer or any subsidiary of Employer; such third party capital contributions (or binding commitments) being hereinafter referred to as "Qualifying Capital Contributions"). The Cash Bonus payable to Employee on account of Qualifying Capital Contributions shall equal the dollar amount of
                           Qualifying Capital Contributions multiplied by three-thirty-seconds of one percent (i.e., 9.375 basis points), provided, however, that the amount of such Cash Bonus pursuant to this Section 3(b)(ii)(A) will not exceed $75,000, and provided further, that Employee shall not be entitled to any Cash Bonus under this Section 3(b)(ii)(A) unless Qualifying Capital Contributions obtained during the Initial Year exceed $30,000,000.

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
                                      206


                                    (B)  Employee  shall be  entitled  to a Cash
                           Bonus on account of the one-year period from June 1, 1998 through May 31, 1999 (the "Second Year") on account of equity investments made by the Fund in real property or like assets from its inception through the end of the Second Year. The amount of Employee's Cash Bonus will equal three-thirty-seconds of one percent (i.e., 9.375 basis points) of the dollar amount of the Fund's total equity investments; provided, however, that Employee's Cash Bonus pursuant to this Section 3(b)(ii)(B) shall not exceed $75,000.

                           (iii) In  addition  to the Cash  Bonus  described  in
                  subsections (i) and (ii) above, and in subsection (iv) below, for the one-year period from June 1, 1999 through May 31, 2000, Employer will pay to Employee a Cash Bonus determined on the basis of Employer's aggregate return on equity ("Employer ROE" as defined in Exhibit "A-2" attached hereto and incorporated herein) from investments in real estate by Employer, as follows:

                                             Cash Bonus Expressed
                                             as a Percentage of
Employer ROE                                 Base Compensation
--------------------------                   -----------------------------------

 up to 3%                                    3.33

 greater than 3% up to 6%                    ROE in excess of 5% multiplied
                                             by 5; plus, if applicable
                                                   ----

 greater than 6%                             ROE in excess of 6% multiplied
                                             by 6.67; but not to exceed a
                                             total of 45% of Base Compensation

                           Notwithstanding  the  foregoing  provisions  for Cash
                  Bonus,  in no event  will  Employee's  Cash  Bonus  under this
                  Section 3(b)(iii) exceed 45% of Base Compensation. Employee's Cash Bonus due under this subsection (iii) shall be paid within thirty days after Employer calculates its Employer ROE on account of any applicable one-year period.

                           (iv) In  addition  to the  Cash  Bonus  described  in
                  subsections (i) through (iii), inclusive, above, provided that Employee remains in the employ of Employer, CRSI or a subsidiary of CRSI, for the one-year period from June 1, 2000 through May 31, 2001; and for each such subsequent one-year period thereafter during which this Employment Agreement remains in effect, Employer will pay to Employee a Cash Bonus determined on the basis of Employer ROE as follows, unless otherwise mutually agreed to by Employee and Employer:

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                                             Cash Bonus Expressed
                                             as a Percentage of
Employer ROE                                 Base Compensation
------------------------------               -----------------------------------

 up to 7%                                    0

 greater than 7% up to 10%                   ROE in excess of 7%
                                             multiplied by 6;
                                             plus, if applicable
                                             ----

 greater than 10%                            ROE in excess of 10%
                                             multiplied by 9;
                                             but not to exceed a total
                                             of 45% of Base Compensation


                           Notwithstanding  the  foregoing  provisions  for Cash
                  Bonus,  in no event  will  Employee's  Cash  Bonus  under this
                  Section 3(b)(iv) exceed 45% of Base Compensation. Employee's Cash Bonus due under this subsection (iv) shall be paid within thirty days after Employer calculates its Employer ROE on account of any applicable one-year period.

                           (v) The Cash Bonus  payable to  Employee  pursuant to
                  3(b)(i) above, on account of the 1997 fiscal year will be prorated as follows:

                                    (A)  First,   Employer  will  determine  the
                           amount, if any, of the Cash Bonus otherwise payable under Section 3(b)(i) on account of the full 1997 fiscal year.

                                    (B)  Second,  the  amount of the Cash  Bonus
                           determined in accordance with paragraph (A) above, will be multiplied by a fraction, the numerator of which will be the number of days this Employment Agreement was in effect during Employer's 1997 fiscal (calendar) year and the denominator of which will be 365.

                           (vi) For the Original Term and any Renewal Term, Employer will pay as commissions, with respect to all property management fees received by CRSI's wholly-owned subsidiary, Lexford Properties, Inc., in respect of property management contracts obtained (A) as a direct result of Employee's business development efforts from Persons in which the Fund does not maintain an interest ("Employee Source Fees") or (B) from the management of real property assets in which the Fund maintains an equity ownership interest ("Fund Source Fees"), on a monthly basis, an amount equal to 5% of gross Employee Source Fees and 1% of gross Fund Source Fees.

                  (c) Further, CRSI and Employer, respectively, shall, and hereby do, grant to Employee rights to receive (1) shares of CRSI's common stock without par value (the "Common Stock") pursuant and subject to the terms and conditions of those certain Restricted Shares Agreements (the "Restricted Shares Agreements") to be entered into between Employer and Employee, in customary forms reasonably acceptable to Employer and Employee (such Common Stock to be referred to herein as "Restricted Stock"), as well as (2) a Fund incentive payment, as follows:

                        (i) seven thousand five hundred (7,500) shares of Restricted Stock, one-third of which shall vest on each of the third, fourth and fifth anniversaries of the Date of Grant (as defined, and more particularly set forth, in the applicable Restricted Shares Agreement), which issuance of shares shall be made to The Provident Bank, a state chartered bank, as Trustee ("Trustee") under that certain Executive Deferred Compensation Rabbi Trust Agreement (the "Trust") for Employee's benefit and shall be made effective on June 1, 1997.


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
                                      208


                       (ii) nine thousand  (9,000)  shares of Restricted  Stock,
                  which shall be issued to Trustee for Employee's benefit on June 1, 1997 and shall vest as follows (and as more particularly set forth under the applicable Restricted Shares Agreement):

                                    A.  one-third  when  the  internal  rate  of
                           return on CRSI's investment in Employer (as determined in accordance with the methodology set forth in Exhibit "B"; hereinafter, the "CRSI IRR") exceeds 12% as of the end of a fiscal year of CRSI; and

                                    B. one-third when CRSI IRR exceeds 15% as of
                           the end of a fiscal year of CRSI; and

                                    C. one-third when CRSI IRR exceeds 18% as of
                           the end of a fiscal year of CRSI.

                      (iii) Unless  Employee shall resign from her employment or
                  Employee's employment shall have theretofore been terminated pursuant to Section 6(a)(i) below, or for "cause" (as defined in Section 6 below), upon the completion of the liquidation, sale, merger, initial public offering or other transaction in which CRSI realizes the value of the investments of Employer (the "Exit"), within 90 days of the Exit, Employee will receive an amount (the "Fund Incentive Payment") determined on the basis of all Distributions (as defined in Exhibit A-2 attached hereto) from Employer to CRSI at or prior to the Exit to the extent exceeding capital invested by CRSI or any subsidiary of CRSI (other than Employer) in Employer or the Fund ("CRSI Return"), as follows:


                  CRSI IRR                                Fund Incentive Payment
                  --------                                ----------------------
                  up to 15%                               0
                  greater than 15% up to 17.9%            5% of CRSI Return
                  greater than 17.9% up to 19.9%          8.5% of CRSI Return
                  greater  than 19.9% up to 24.9%         12% of CRSI Return
                  greater than 24.9%                      15% of CRSI Return

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
                                      209


                       (iv) Notwithstanding the foregoing, the vesting of all Restricted Stock and Stock Options (as defined hereinbelow) granted under this Agreement shall be accelerated in the event of any of the following:

                                    (A)  CRSI  shall   merge  or  be  merged  or
                           consolidated with, another corporation and as a result of such merger or consolidation less than seventy percent (70%) of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of CRSI as the same shall have existed immediately prior to such merger or consolidation;

                                    (B) CRSI  shall sell or  transfer  to one or
                           more persons, corporations or entities, in a single transaction or a series of related transactions, more than one-half of the assets of CRSI unless by an affirmative vote of two-thirds of the members of the Board, the transaction or transactions are exempted from the operation of this provision based on a good faith finding that the transaction or transactions are not within the intended scope of this definition for purposes of this Agreement;

                                    (C) a person,  within the meaning of Section
                           3(a)(9) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and as in effect on the date hereof (the "Exchange Act"), shall become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act and as in effect on the date hereof) of thirty percent (30%) or more of the outstanding voting securities of CRSI; or

                                    (D) any shareholder of CRSI shall nominate a
                           person to the Board, which nominee shall be elected to the Board without receiving the prior endorsement of the Board or its Nominating Committee.

                  (d) CRSI shall  grant to Employee  options to purchase  twelve thousand five hundred (12,500) shares of Common Stock ("Stock Options") in accordance with, and subject to, CRSI's 1992 Amended and Restated Incentive Equity Plan and a Non-Qualified Stock Option Agreement to be entered into between Employer and Employee, in customary form reasonably acceptable to CRSI and Employee (the "Option Award Agreement" and, together with the Restricted Shares Agreements, the "Award Agreements"). The Stock Options shall have an exercise price equal to the closing price of CRSI's Common Stock on the NASDAQ National Market System on June 2, 1997, one-fifth of which shall vest on the first, second, third, fourth and fifth anniversaries of the date of such grant, which grant shall be made pursuant to the Option Award Agreement.

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
                                      210


                  (e) Employee shall be entitled to participate in any pension or profit-sharing plan covering highly compensated salaried employees which CRSI may have in effect or hereafter adopt during the term of this Employment Agreement.

                  (f) With respect to the Stock Options, upon each occasion Employee recognizes compensation income, as a result of the exercise of the Stock Options, Employee may borrow from Employer an amount equal to forty-eight percent (48%) (subject to appropriate adjustment if the combined federal, state and local income tax rate on compensation income differs in the year(s) in which Employee exercises the Stock Option from the rate in effect in 1997) of the compensation income so recognized by Employee, provided that Employee is still employed by Employer. The loan shall (i) bear interest at a rate per annum equal to that charged from time to time to CRSI under CRSI's senior secured credit facility (which credit facility, as of the date of this Agreement, is provided to CRSI by The Provident Bank) plus two percent (2%) payable monthly, in arrears, (ii) be secured by a pledge of the Common Stock which Employee acquired upon exercise of the Stock Options, (ii) be due and payable upon the earliest of each sale of any shares of the Common Stock so pledged (to the extent of the net proceeds of such sale with any balance remaining being thereafter due as otherwise provided under this Section 3(f)) or, if later, one (1) year following the date upon which Employee is no longer employed by Employer, CRSI or any other subsidiary of CRSI, and (iv) be evidenced by a promissory note and a pledge agreement in customary form reasonably acceptable to CRSI and Employee.

         4. Insurance and Other Benefits.

                  (a) Employee shall be entitled to such medical, hospitalization, health, accident, life and disability insurance and pension plan benefits and such other similar employment privileges and benefits as are afforded generally from time to time to other executive officers of CRSI, or subsidiaries of CRSI, and in no event shall Employee be provided benefits at a level less generous than those benefits provided to any other officer or employee of CRSI, or any subsidiary of CRSI. Further, with respect to medical coverage, Employer shall provide medical coverage for Employee and her dependents at least equal to the value of coverage afforded Employee on the effective date of this Agreement if such coverage is available on commercially reasonable terms.

                  (b) Employee shall be entitled to periods of vacation and sick leave allowance each year, which shall be the same as provided under CRSI's vacation and sick leave policy for executive officers, but in no event shall Employee be entitled to, with full pay and benefits, less than four (4) weeks paid vacation and customary holidays.

                  (c) Employer shall indemnify, to the full extent then permitted by law, Employee if she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that she is or was a member of the Board or an officer or agent of CRSI or any subsidiary of CRSI (including Employer), or is or was serving at the request of Employer as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Employer shall pay expenses, including reasonable attorney's fees, incurred by Employee in defending any such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent then permitted by law, such expenses incurred by any other person. The indemnification and payment of expenses provided hereby shall not be exclusive of, and shall be in addition to, any other rights granted to Employee seeking indemnification under any law, the Articles of Incorporation of CRSI, any agreement, vote of shareholders or disinterested members of the Board, or otherwise, both as to action in official capacities and as to action in another capacity while she is a member of the Board, officer, employee or agent of CRSI or any subsidiary of CRSI (including Employer), and shall continue as to Employee after she has ceased to be a member of the Board, trustee, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of Employee.

                  (d) Employee shall be reimbursed for the cost of reasonable legal fees incurred by her in connection with negotiating and drafting this Agreement and ancillary matters as they relate to this Agreement, including, without limitation, the issuance of the Restricted Stock and Stock Options and the negotiation and drafting of the Award Agreements.

         5. Payment in the Event of Death or Permanent Disability.

                  (a) In the event of Employee's death or Permanent Disability (as defined hereinbelow) during the term of this Agreement, Employee or her estate, as the case may be, shall be entitled to receive (i) an amount equal to the lesser of (x) any remaining Base Compensation for the Original Term or any then current Renewal Term or (y) one year of Base Compensation reduced by any and all payments made to Employee pursuant to any disability insurance policy maintained by CRSI or Employer for Employee's benefit pursuant to Section 4(a) of this Agreement or otherwise (the "Disability Policy"), (ii) a pro rata portion of the Cash Bonus, if any, applicable to the fiscal year and/or the one year period, as appropriate, in which such death or Permanent Disability occurs, as the Cash Bonus is determined under Section 3(b) of this Agreement, and (iii) any shares of Restricted Stock and Stock Options that have vested in accordance with the provisions of the Award Agreements. Such pro rata portion of the Bonus shall be determined by multiplying a fraction (the numerator of which shall be the number of days in the applicable fiscal year or the one-year period, as appropriate, elapsed prior to the date of death or Permanent Disability, as the case may be, and the denominator of which shall be three hundred sixty-five (365)) by the amount of the Bonus that would have been payable, if any, pursuant to such Section 3(b), if Employee had remained employed under this Agreement for the entire applicable fiscal year. Notwithstanding the foregoing, in the event that the Employee's death or Permanent Disability shall occur on or before December 31, 1997, then in such event the Cash Bonus, if any, payable to Employee or her estate on account of Section 3(b)(i) shall be determined by multiplying a fraction (the numerator of which shall be the number of days elapsed from the date of this Employment Agreement until the date of death or Permanent Disability, as the case may be, and the denominator of which shall be three hundred sixty five (365)) by the amount, if any, of the Bonus that would have been payable pursuant to such Section 3(b)(i), if Employee had been employed by Employer during the entire 1997 fiscal year without giving further effect to the provisions of Section 3(b)(iv).

                  (b) Following the death or Permanent Disability of Employee, the Cash Bonus, if any, shall be paid when and as provided in Section 3(b) of this Agreement. The other compensation to be paid pursuant to this Section 5 shall be paid, at the election of Employee or Employee's designated beneficiary (who shall be her husband, unless she gives Employer written notice of a different designation), either (i) in two
         (2) equal annual installments paid within the two (2) year period beginning on the date of such death or Permanent Disability, as the case may be, or (ii) in one (1) lump sum paid within ninety (90) days after the date of such death or Permanent Disability, as the case may be.

                  (c) Employee shall be entitled to no further compensation or other benefits under this Agreement, except as to that portion of any benefits accrued and earned by her hereunder up to and including the date of such death or Permanent Disability.

                  (d) For purposes of this Section 5, Employee's Permanent Disability shall be deemed to occur on the date after the first to occur of (i) ninety (90) consecutive days, or (ii) one hundred eighty
         (180) days cumulatively in any twelve (12) month period, of Employee's inability to provide the services required hereunder of her due to sickness or injury ("Permanent Disability").

         6. Termination and Further Compensation.

                  (a) The employment of Employee under this Agreement, and the term hereof, subject to Employee's rights set forth elsewhere herein, may be terminated by Employer:

                           (i) in the  event  that  the  Fund  fails  to  obtain
                  Qualifying   Capital   Contributions   aggregating   at  least
                  $30,000,000 on or before October 31, 1998, or

                           (ii) on death or Permanent Disability of Employee, or

                           (iii) for cause at any time by action of the Board or
                  the Committee. For purposes hereof, the term "cause" shall mean:

                                    A.   an    intentional    act   of    fraud,
                           embezzlement, theft or any other material violation of law in connection with Employee's duties or in the course of her employment with Employer;

                                    B. intentional wrongful damage to material assets of Employer or CRSI;

                                    C.   intentional   wrongful   disclosure  of
                           material confidential information of Employer or CRSI;

                                    D.  intentional  wrongful  engagement in any
                           competitive   activity   which  would   constitute  a
                           material breach of the duty of loyalty; or

                                    E. breach of any material term of this Agreement.

                  No act, or failure, to act, on the part of Employee shall be deemed "intentional", or provide the basis for termination for cause, if it was due primarily to an error in judgment or negligence without bad faith or reckless disregard, but shall be deemed "intentional" only if done, or omitted to be done, by Employee not in good faith and without reasonable belief that her action or omission was in or not opposed to the best interest of Employer. Failure to meet performance standards or objectives of Employer shall not constitute cause for purposes hereof. Further, in the event Employer terminates Employee for "cause", Employer shall give Employee written notice as to the specific circumstances giving rise to its decision to terminate Employee for cause ("Notice"), and, Employee shall be given the opportunity to respond, with counsel, to Employer's decision and Employer's articulated circumstances, such responses shall be before the Board or the Committee and shall take place within fourteen (14) days of Employer's Notice. Any termination by reason of the foregoing shall not be in limitation of any other right or remedy Employer may have under this Agreement or otherwise. On any termination of this Agreement, Employee shall be deemed to have resigned from all offices and directorships held by Employee in CRSI and any subsidiaries and affiliates of CRSI (including Employer).

                  (b) In the event of termination of this Agreement for any of the reasons set forth in Section 6(a)(iii) hereof, Employee shall be entitled to no further compensation or other benefits under this
         Agreement, except as to (i) that portion of any unpaid Base Compensation reduced by any and all payments made, or to be made, to Employee pursuant to the Disability Policy and other benefits accrued and earned by her hereunder up to and including the effective date of such termination; and (ii) any of her shares of Restricted Stock and Stock Options that have vested in accordance with the provisions of
         Section 3(c) of this Agreement and the Award Agreements.

                  (c) In the event that Employee's employment is terminated by Employer other than pursuant to Section 6(a) of this Employment Agreement during the Original Term or any Renewal Term of this Employment Agreement or in the event that the Original Term or any Renewal Term of this Employment Agreement shall have expired and shall not have been renewed and Employee thereupon ceases to be employed by CRSI or any of its subsidiaries, Employee shall be entitled to receive:
         (i) an amount equal to her Base Compensation, and any other benefits due Employee under Section 4 of this Agreement, payable for the then unexpired portion of the Original Term, if any, plus the immediately succeeding nine (9) months; (ii) the Cash Bonus, if any, applicable to the fiscal year and one-year period, respectively, in which such cessation of employment occurs, as such Cash Bonus is determined under
         Section 3(b) of this Employment Agreement but on a prorated basis calculated in the manner contemplated by Section 5(a) of this Employment Agreement; and (iii) all of her shares of Restricted Stock and the future right to receive the Fund Incentive Payment awarded pursuant to Section 3(c)(iii) of this Employment Agreement and Stock Options immediately fully vested, and otherwise free of any forfeiture provisions or other restrictions imposed under the Award Agreements except for any restrictions or limitations imposed by applicable state and federal securities laws and regulations. In the event that Employee's employment is terminated without cause during a Renewal Term, Employee will be entitled to receive all of the compensation and benefits provided for in the immediately preceding sentence; except that Employee's Base Compensation will continue solely for the nine (9) month period immediately following such termination, irrespective of the originally scheduled duration of the then current Renewal Term.
         Upon any such termination by Employer, other than for "cause", Employee's obligations to Employer hereunder shall terminate.

                  (d) In the event that Employee shall resign from employment during the Original Term or any Renewal Term of this Employment Agreement for any reason other than a breach by Employer of the terms of this Agreement, Employee shall be entitled to receive solely (i) that portion of any unpaid Base Compensation and other benefits accrued and earned by her hereunder up to, and including, the effective date of such Resignation; and (ii) any of her shares of Restricted Stock and Stock Options that have vested in accordance with the provisions of
         Section 3(c) of this Employment Agreement and the Award Agreements.

         7. Reimbursement. Employer shall reimburse Employee or provide her with an expense allowance during the term of this Agreement, for travel, entertainment and other expenses reasonably and necessarily incurred by Employee in performing services hereunder or, generally, the promotion of Employer's business. Employee shall furnish such documentation with respect to reimbursement to be paid under this Section 7 as Employer shall reasonably request.

         8. Covenants and Confidential Information.

                  (a) Employee acknowledges Employer's reliance and expectation of Employee's continued commitment of performance of her duties and responsibilities during the term of this Agreement. In light of such reliance and expectation on the part of Employer, Employee agrees that during the period beginning on the effective date of this Employment Agreement and ending eighteen (18) months after the termination of Employee's employment for cause or pursuant to Section 6(a)(i) of this Employment Agreement or Employee's resignation from employment with Employer, she shall not, directly or indirectly, do or suffer any of the following:

                           (i)  own,  manage,  control  or  participate  in  the
                  ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which directly of indirectly acquires, or solicits to develop, rehabilitate or acquire real property, property management agreements or any other service agreement directly relating to any property with respect to which CRSI, Employer or any of CRSI's subsidiaries or affiliates has contracted to acquire, develop, rehabilitate or provide (or is actively negotiating to acquire, develop, rehabilitate or provide) similar services on the date that Employee shall no longer be employed by Employer, CRSI or any other subsidiary of CRSI; provided, however, that the ownership of not more than one percent (1%) of the stock of any publicly-traded corporation shall not be deemed a violation of this covenant;

                           (ii) employ, assist in employing, or solicit for employment any employee or officer of Employer, CRSI or any of CRSI's affiliates or subsidiaries who was employed or retained at any time during the one (1) year period preceding the date on which Employee's employment with Employer is terminated;

                           (iii) induce any person who is an employee or officer
                  of Employer, CRSI or any of CRSI's affiliates or subsidiaries to terminate said relationship in such a manner which is not in furtherance of Employer's or CRSI's interest; or

                           (iv) except in performing services hereunder, disclose, divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of, Employer, or any of CRSI's affiliates or subsidiaries, the proprietary customer lists, limited partner lists, research or data or other trade secrets of Employer, CRSI or any of CRSI's affiliates or subsidiaries, it being acknowledged by Employee that any such proprietary information regarding the business of Employer, CRSI and CRSI's affiliates or subsidiaries compiled or obtained by, or furnished to, Employee while Employee shall have been employed by or associated with Employer, CRSI or any subsidiary of CRSI, and which has not been publicly disclosed by Employer or CRSI or which is otherwise not available in the public domain, is confidential information and Employer's or CRSI's property.

                  (b) Employee expressly agrees and understands that the remedy at law for any breach by her of this Section 8 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon adequate proof of Employee's violation of any legally enforceable provision of this Section 8, Employer shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 8 shall be deemed to limit Employer's remedies at law or in equity for any breach by Employee of any of the provisions of this Section 8 which may he pursued or availed of by Employer.

                  (c) Employee has carefully considered the nature and extent of the restrictions upon her and the rights and remedies conferred upon Employer under this Section 8, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to Employer and CRSI, do not stifle the inherent skill and experience of Employee, would not operate as a bar to Employee's sole means of support, are fully required to protect the legitimate interests of Employer and CRSI and do not confer a benefit upon Employer and CRSI disproportionate to the detriment to Employee.

         9. Withholding Taxes. All payments to Employee shall be subject to withholding on account of federal, state and local taxes as required by law. Any amounts remitted by Employer to the appropriate taxing authorities as taxes withheld by Employer from Employee on income realized by Employee with respect to the vesting of her shares of Restricted Stock, any exercise of the Stock Option or the receipt of the Fund Incentive Payment shall reduce the amounts payable by Employer to Employee by way of compensation or otherwise. If any particular payment required hereunder is insufficient to provide the amount of such taxes required to be withheld, Employer may withhold such taxes from any other payment due Employee. In the event all cash payments due Employee are insufficient to provide the required amount of such withholding taxes, Employee, within thirty (30) days of written notice from Employer, shall pay to Employer the amount of such withholding taxes in excess of all cash payments due Employee at the time such withholding is required to be made by Employer, provided, however, the foregoing shall not be deemed to limit Employee's right to receive loans from Employer to fund income tax obligations as set forth in Section 3 of this Agreement.

         10. No Conflicting Agreement. The parties hereto represent and warrant to each other that they are not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or would prohibit them from undertaking or performing in accordance with the terms and conditions of this Agreement. Employer and CRSI represent and covenant that their execution, delivery and performance of this Agreement has been duly authorized and ratified, and that they have full authority to consummate the undertakings set forth herein including, without limitation, the grant of the Restricted Stock, Stock Options and Restricted Interest to Employee.

         11. Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction shall, nevertheless, be binding and enforceable.

         12. Binding Agreement. The rights and obligations of CRSI and Employer under this Agreement shall inure to the benefit of, and shall be binding upon, CRSI, Employer and their respective successors and assigns, and the rights and obligations (other than obligations to perform services) of Employee under this Agreement shall inure to the benefit of, and shall be binding upon, Employee and her heirs, personal representatives and estate. Employee agrees and acknowledges that the services Employee is providing Employer, CRSI and any other subsidiaries of CRSI are personal to Employer and CRSI, and Employee shall not have the right to assign this Agreement without Employer's written consent.

         13. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Columbus, Ohio, and judgment upon the award rendered by the Arbitrator or Arbitrators may be entered in any Court having jurisdiction thereof. The Arbitrator or Arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Section 13 shall be construed so as to deny Employer and CRSI the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach of Employee of any of her covenants contained in Section 8(a) of this Agreement.

         14. Notices. Any notice to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to Employer or CRSI, shall be addressed to CRSI's principal place of business, attention:
General Counsel, and if mailed to Employee, shall be addressed to her at her home address last known on the records of Employer, or at such other address or addresses as either Employer or Employee may hereafter designate in writing to the other.

         15. Waiver. The failure of either party to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

         16. CRSI Guaranty. CRSI covenants and agrees with Employee that in the event Employer fails to timely satisfy any of its obligations hereunder then CRSI will pay or perform or cause the payment or performance of such obligations.

         17. Miscellaneous. This Agreement supersedes all prior agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same it is sought to be enforced.

         18. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Ohio.

         19. Captions and Section Headings. Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

         20. Miscellaneous. Where necessary or appropriate to the meaning hereof, the singular and plural shall be deemed to include each other, and the masculine and neuter shall be deemed to include each other.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first set forth above.

                                    "EMPLOYER"

                                    LEAF ASSET MANAGEMENT, INC., an Ohio Limited
                                    Liability Company to be formed

                                    By: /s/ John B. Bartling, Jr.
                                    ----------------------------
                                            JOHN B. BARTLING, JR., President
                                            and Chief Executive Officer


                                    "CRSI"

                                    CARDINAL REALTY SERVICES, INC.

                                    By: /s/ John B. Bartling, Jr.
                                    ------------------------------
                                            JOHN B. BARTLING, JR., President
                                            and Chief Executive Officer


                                    "EMPLOYEE"

                                    /s/ Leslie B. Fox
                                    ---------------------------------
                                        LESLIE B. FOX

                                  EXHIBIT "A-1"

                         "ROE FORMULA FOR CRSI PORTFOLIO
                   Section 3(b)(i) of the Employment Agreement

         "CRSI ROE" means, for any fiscal year, the solution (expressed as a percentage) of a fraction, (a) the numerator of which equals the Portfolio FMV as of December 31 of such fiscal year, minus the Portfolio FMV as of December 31 of the immediately preceding fiscal year, plus the amount of Distributions for such fiscal year, plus or minus the increase or decrease, as the case may be, in the aggregate working capital of the Portfolio Entities, and (b) the denominator of which equals the Portfolio FMV as of December 31 of the immediately preceding fiscal year.

         "Portfolio FMV" means the aggregate fair market value of the interests (both debt and equity) of CRSI and its affiliates in the Portfolio Entities, determined as to each interest by applying the Applicable Capitalization Rate against the 12-month trailing net operating income (calculated on a basis consistent with CRSI's past practices) of the property underlying the subject interest, less a replacement reserve of $300 per unit and subtracting therefrom the following: (a) first mortgage debt; (b) subordinated mortgage debt owed to any party other than CRSI or its affiliates; (c) the excess, if any, of current liabilities over current assets; (d) the proportionate value of the interests of limited partners, co-general partners or similarly-situated interestholders; and
(e) deemed costs-of-sale equal to 4% of gross value.

         "Applicable Capitalization Rate" means (a) with respect to all interests comprising the Portfolio as of January 1, 1997, 10.5; and (b) with respect to all interests placed in the Portfolio after January 1, 1997, the capitalization rate at which the property underlying the subject interest was valued at the time it was acquired, as evidenced by the presentation materials provided to the authorized investment committee at the time of the acquisition.

         "Portfolio Entities" means the partnerships, corporations, limited liability companies or other entities in which CRSI holds, as of January 1, 1997, a whole or partial equity interest, and which entities are primarily engaged in the ownership of multifamily real estate or interests therein.

         "Portfolio" means the real estate owned, directly or indirectly, by the Portfolio Entities.

         "Distributions" means any and all cash distributions to CRSI or its affiliates from the Portfolio Entities other than fees paid for services rendered, less the direct expenses and overhead allocation assigned to "Investment Management", as determined on the same basis utilized for purposes of the segmented reporting in the Form 10-K of CRSI for the year ended December 31, 1996.

                                   EXHIBIT "B"

         Terms used but not otherwise defined in this Exhibit B have the meanings given them in the preceding Employment Agreement and Exhibit A-2.

         "CRSI IRR" means, at the time of determination, the discount rate at which the present value of the Distributions are equivalent to CRSI's aggregate contributions to the capital of Employer and the Fund (which contributions to capital shall be deemed to include, without limitation, any direct payments by CRSI or any of its subsidiaries (other than Employer) of Employer or Fund operating or other expenses to the extent not deducted from Distributions).